UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AgeX Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, December 13, 2023

The following information updates, supplements, and modifies information presented in the PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT section of our November 7, 2023 Proxy Statement for our Annual Meeting of Stockholders to be held on Wednesday, December 13, 2023 and should be read in conjunction with the entire Proxy Statement.

2022 Secured Convertible Promissory Note and Security Agreement

Increase in Secured Note Line of Credit

On November 9, 2023, AgeX and Juvenescence entered into an Allonge and Fifth Amendment to Amended and Restated Convertible Promissory Note (the “Fifth Amendment”) that increases the amount of the line of credit available to AgeX by $4,400,000, subject to the terms of the Secured Note and Juvenescence’s discretion to approve and fund each of AgeX’s future draws of that additional amount of credit. Concurrently with the execution of the Fifth Amendment, AgeX also entered into an additional Pledge Agreement to add shares of a subsidiary to the collateral under the Security Agreement, and AgeX’s subsidiaries ReCyte Therapeutics, Inc., Reverse Bioengineering, Inc., and UniverXome Bioengineering, Inc. each entered into a Guaranty Agreement and Joinder Agreement pursuant to which each of them agreed to guaranty AgeX’s obligations to Juvenescence pursuant to the Secured Note, as amended by the Fifth Amendment, and to grant Juvenescence a security interest in their respective assets pursuant to the Security Agreement to secure their obligations to Juvenescence.

Debt Exchanged for Preferred Stock and Remediation of Stock Exchange Listing Deficiency

Amendment of Preferred Stock and Remediation of Stock Exchange Listing Deficiency

On July 24, 2023, AgeX issued shares of AgeX Series A Preferred Stock and AgeX Series B Preferred Stock to Juvenescence in exchange for the extinguishment of $36 million of indebtedness owed to Juvenescence with the intent of adding $36 million to stockholders equity to eliminate a stockholders equity deficiency that caused AgeX to be out of compliance with the NYSE American continued listing standards. However, upon subsequent consideration in consultation with AgeX’s independent registered public accountants, AgeX determined that, in accordance with applicable guidance to GAAP, the deemed liquidation preference provisions of the Preferred Stock could be considered contingent redemption provisions that are not solely within AgeX’s control, requiring that the Preferred Stock be presented outside of permanent equity in the mezzanine section of the condensed consolidated balance sheets for the three and nine months ended September 30, 2023. To comply with the NYSE American listing requirement by permitting the Preferred Stock to qualify now as permanent equity, on November 7, 2023 Section 3(b) of the terms of the Series A Preferred Stock and Series B Preferred Stock was amended (i) to clarify that certain change of control or disposition of asset transactions would be treated as a deemed liquidation if the applicable transaction is approved by the Board of Directors or stockholders of AgeX, and (ii) to provide that in case of such a deemed liquidation transaction holders of Preferred Stock would receive the same type of consideration as that distributed or paid to holders of AgeX common stock. AgeX has informed the NYSE American of the accounting issue and the remedy that has been implemented and AgeX believes it is in compliance with NYSE American’s continued listing standards.

November 14, 2023